As filed with the Securities and Exchange Commission on May 1, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SUMMIT THERAPEUTICS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	37-1979717
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

601 Brickell Key Drive, Suite 1000 Miami, FL	33131
(Address of Principal Executive Offices)	(Zip Code)

2020 Stock Incentive Plan

2020 Employee Stock Purchase Plan

(Full Title of the Plan)

Robert Duggan

Chief Executive Officer

 Summit Therapeutics Inc.

601 Brickell Key Drive, Suite 1000

Miami, FL 33131

(650) 460-8308

Mahkam Zanganeh

Chief Executive Officer

Summit Therapeutics Inc.

601 Brickell Key Drive, Suite 1000

Miami, FL 33131

(650) 460-8308

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Adam Finerman, Esq.

Baker & Hostetler LLP

45 Rockefeller Plaza

New York, NY 10111

Tel: (212) 589-4233

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ¨

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed for the purposes of registering 90,800,000 and 825,751 additional shares of common stock, par value $0.01 per share (“Common Stock”) of Summit Therapeutics Inc. (the “Registrant”) that may be issued pursuant to the Summit Therapeutics Inc. 2020 Stock Incentive Plan (the “2020 Plan”) and the Summit Therapeutics Inc. 2020 Employee Stock Purchase Plan (“2020 ESPP”), respectively.

The number of shares of Common Stock reserved and available for issuance under the 2020 Plan is subject to an automatic annual increase on each January 1, beginning with the fiscal year ending December 31, 2021 and continuing for each fiscal year until, and including, the fiscal year ending December 31, 2030, by an amount equal to the least of (i) 6,400,000 shares of Common Stock, (ii) 4% of the outstanding shares on such date and (iii) an amount determined by the board of directors of the Registrant (the “Board”).

Accordingly, on (i) January 1, 2023, the number of shares of Common Stock reserved and available for issuance under the 2020 Plan increased by 6,400,000, and (ii) January 1, 2024, the number of shares of Common Stock reserved and available for issuance under the 2020 Plan increased by 6,400,000. In addition, the 2020 Plan has been amended twice with the approval of the Registrant’s stockholders to increase the number of shares of Common Stock reserved and available for issuance thereunder: (i) by 8,000,000 shares pursuant to the approval of stockholders at a Special Meeting of stockholders held on July 27, 2022 and (ii) by 70,000,000 shares pursuant to the approval of stockholders at a Special Meeting of Stockholders held on October 12, 2023. This Registration Statement registers both (i) the additional 12,800,000 shares of Common Stock reserved and available for issuance in accordance with the automatic annual increase provided for under the terms of the 2020 Plan and (ii) the additional 78,000,000 shares of Common Stock reserved and available for issuance pursuant to amendments to the 2020 Plan previously approved by stockholders. The additional shares are of the same class as other securities relating to the 2020 Plan for which the Registrant’s registration statements on Form S-8, Registration No. 333-249313 and Registration No. 333-264163, filed on October 5, 2020 and April 6, 2022 respectively, are effective.

The number of shares of Common Stock reserved and available for issuance under the 2020 ESPP is subject to an automatic annual increase on each fiscal year commencing January 1, 2021 and continuing for each fiscal year until, and including the fiscal year commencing on, January 1, 2030 equal to the least of (i) 1,600,000 shares of common stock, (ii) 1% of the common shares outstanding on such date and (iii) an amount as determined by the Board.

Effective (i) January 1, 2021, the Board determined to increase the number of shares of Common Stock reserved and available for issuance under the 2020 ESPP by 825,751, (ii) January 1, 2022, the Board determined to increase the number of shares of Common Stock reserved and available for issuance under the 2020 ESPP by 980,000 (which shares have been previously registered), and (iii) January 1, 2023 and 2024, the Board determined that there would be no increase in the number of shares of Common Stock reserved and available for issuance under the 2020 ESPP. This Registration Statement registers the additional 825,751 shares of Common Stock reserved and available for issuance in accordance with the automatic annual increase provided for under the terms of the 2020 ESPP. The shares of Common Stock shall be of the same class as other securities relating to the 2020 ESPP for which the Registrant’s registration statement on Form S-8, Registration No. 333-264163, filed on April 6, 2022 is effective.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plans covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which have been filed with the Commission, are incorporated in this registration statement by reference:

(a)	The registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on February 20, 2024.

(b)	The registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024, filed on May 1, 2024.
(c)	The registrant’s Current Reports on Form 8-K filed on January 3, 2024, February 8, 2024, March 5, 2024, March 22, 2024, April 3, 2024, and April 11, 2024.

(d)	The description of the securities contained in the registrant’s Current Report on Form 8-K dated September 18, 2020, including any amendment or report filed for the purposes of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The registrant’s certificate of incorporation provides that none of its directors shall be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duty as director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The registrant’s certificate of incorporation provides that the registrant will indemnify each person who was or is a party or threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the registrant) by reason of the fact that he or she is or was a director or officer of the registrant, or is or was serving at the registrant’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise to the fullest extent permitted by the Delaware General Corporation Law. The registrant’s certificate of incorporation provides that any reasonable, documented, out-pocket expenses must be advanced to these indemnitees under certain circumstances.

The indemnification provisions contained in the registrant’s certificate of incorporation are not exclusive. In addition, the registrant has entered into indemnification agreements with each of its directors and executive officers. Each indemnification agreement provides that the registrant will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as a director or executive officer, provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the registrant’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In the event that the registrant does not assume the defense of a claim against a director or executive officer, the registrant is required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by the registrant.

In addition, the registrant maintains standard policies of insurance under which coverage is provided to the registrant’s directors and officers against losses arising from claims made by reason of breach of duty or other wrongful act, and to the registrant with respect to payments which may be made by the registrant to such directors and officers pursuant to the above indemnification provisions or otherwise as a matter of law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are incorporated herein by reference:

Number	Description

4.1	Restated Certificate of Incorporation of the registrant (incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K (File No. 001-36866), filed with the Securities and Exchange Commission on September 18, 2020).

4.2	Amendment to Restated Certificate of Incorporation of Summit Therapeutics Inc., as filed with the Delaware Secretary of State on July 27, 2022 (incorporated by reference to Exhibit 3.1 of Form 8-K filed by the Registrant on July 29, 2022, File No. 001-36866).

4.3	Amendment No. 2 to Restated Certificate of Incorporation, dated January 19, 2023 (incorporated by reference to Exhibit 5.1 of Form 8-K filed by the Registrant on January 20, 2023, File No. 001-36866).

4.4	Amended and Restated Bylaws of the registrant (incorporated by reference to Exhibit 3.2 to the registrant’s Current Report on Form 8-K (File No. 001-36866), filed with the Securities and Exchange Commission on September 18, 2020).

5.1	Opinion of BakerHostetler LLP, counsel to the registrant.

23.1	Consent of BakerHostetler LLP (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for the registrant.

24	Powers of attorney (included on the signature pages of this registration statement).

99.1	2020 Stock Incentive Plan (as amended and restated as of October 12, 2023).

99.2

2020 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K (File No. 001-36866), filed with the Securities and Exchange Commission on September 18, 2020).

107	Filing Fee Table.

Item 9. Undertakings.

1. Item 512(a) of Regulation S-K. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. Item 512(b) of Regulation S-K. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Item 512(h) of Regulation S-K. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on this 1st day of May, 2024.

SUMMIT THERAPEUTICS INC.

By:	/s/ Robert W. Duggan
Robert W. Duggan
Chief Executive Officer; Executive Chairman

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Summit Therapeutics Inc., hereby severally constitute and appoint Robert W. Duggan, Mahkam Zanganeh and Manmeet Soni, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Summit Therapeutics Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Robert W. Duggan	Chief Executive Officer and Executive Chairman (Principal Executive Officer)	April 30, 2024
Robert W. Duggan

/s/ Mahkam Zanganeh	Chief Executive Officer, President and Director (Principal Executive Officer)	April 30, 2024
Dr. Mahkam Zanganeh

/s/ Manmeet Soni	Chief Operating Officer, Chief Financial Officer and Director (Principal Financial Officer)	April 30, 2024
Manmeet Soni

/s/ Bhaskar Anand	Chief Accounting Officer, Head of Finance (Principal Accounting Officer)	April 30, 2024
Bhaskar Anand

/s/ Robert F. Booth	Director	April 29, 2024
Dr. Robert F. Booth

/s/ Alessandra Cesano	Director	April 29, 2024
Dr. Alessandra Cesano

/s/ Kenneth Clark	Director	April 29, 2024
Kenneth Clark

/s/ Ujwala Mahatme	Director	April 30, 2024
Ujwala Mahatme

/s/ Yu Xia	Director	May 1, 2024
Dr. Yu Xia

/s/ Mostafa Ronaghi	Director	April 30, 2024
Dr. Mostafa Ronaghi